UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549

                   SCHEDULE 14A

    Proxy Statement Pursuant to Section 14(a) of the Securities
          Exchange Act of 1934 (Amendment No.     )

Filed by a Party other than the Registrant [X]

[X]  Preliminary Proxy Statement


Name of Registrant as Specified in its Charter:

                            HI-LO AUTOMOTIVE, INC.

Name of Person Filing Proxy Statement:

     HWANG FAMILY LTD PARTNERSHIP, BY KWANG-CHOU HWANG

             PRELIMINARY PROXY STATEMENT SUBMITTED BY
                  HWANG FAMILY LTD. PARTNERSHIP
                  2432 KEYHOLE, IRVING, TX 75062


     This proxy statement and the accompanying proxy card are furnished to the shareholders of Hi-Lo Automotive, Inc., a Delaware corporation, in connection with the solicitation by Hwang Family Ltd. Partnership, for use at the upcoming 1997 Annual Meeting of Stockholders of the company ON May 20, 1997. For the exact time and location, please refer to the proxy statement mailed to you by the company. Definitive copies of this material are intended to be released to stockholders around April 11, 1997.

     The execution and return of the enclosed proxy will not affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke his or her proxy by appearing at the meeting in person, or send a letter of revocation to this solicitor at any time before it is exercised.

     The solicitation is made by dissident shareholder, Hwang
Family Ltd. Partnership, that is contesting the nomination and election of six new directors by the board of Hi-Lo Automotive.
The other participants are :

      Kwang- chou Hwang,  Ming-Ing H. Hwang,  Larry D. Smith,
Fred J. Hwang,  and Michael A. Ward.

      The service of IECA will be used in the distribution of Proxy Statement and proxy card to shareholders. The cost of such service is estimated at $8,000.00, which will be borne by the partnership.


 Disclosure Regarding Participants

        Hwang Family Ltd. Partnership, partners, Kwang-chou Hwang, and Ming-Ing H. Hwang have not been convicted in a criminal proceeding during the past ten years. The two partners are both retirees, and reside at 2432 Keyhole Dr., Irving, Texas 75062. The partnership, together with the partners, beneficially own 1050,950 shares of Hi-Lo common stock (par value $0.01), and directly own 1000 shares of the same. Time and shares purchased in the past two years were: May 1995, 5000 shares; May 1996, 20,000 shares; July 1996, 178,600 shares; August 1996, 451,000 shares; September 1996, 50,000 shares; October 1996, 136,350 shares; November 1996, 50,000 shares; December 1996, 68,600 shares; and January 1997, 92,400 shares. These shares were bought in the open market with cash. They are not, and were not within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Hi-Lo Automotive.

     Larry D. Smith, age 59, is a retired M.D. and resides at 8207 Mason Rd., Manvel, Texas 77578. Dr. Smith is a beneficial owner of 331,600 shares of Hi-Lo Automotive Inc. common stock (par value $0.01), and a direct owner of none of the same. He purchased all these shares in December, 1996 without any outside financing. During the past ten years, he has not been convicted in a criminal proceeding. He has not, and was not within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Hi-Lo Automotive.

      Fred J. Hwang is an anesthesiologist and is a partner of North Hills Anesthesiology Associates, 8017 Glenview, Hurst, Texas. During the past ten years, he has not been convicted in a criminal proceeding. He owns 42,800 shares of Hi-Lo Automotive common stock (par value $0.01) beneficially and none directly.
He bought 1000 shares on June 7, 1995, 18,800 shares in August 1996, 12,000 shares in September 1996, 8000 shares in November 1996, and 3000 shares on December 11, 1996. No borrowed funds were used in these purchases. He is not, and was not within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Hi-Lo Automotive.

      Michael A. Ward is a partner of Coastal Securities, 1160 Dairy Ashford, Fifth Floor, Houston, Texas 77079. During the past ten years, Mr. Ward has not been convicted in a criminal proceeding. He is a beneficial owner of 4000 shares of Hi-Lo common stock (par value $0.01) , and direct owner of 1000 share of the same. He purchased 1000 shares on February 4, and 4000 shares on February 6, 1996. No indebtedness was involved in purchasing of these shares. He is not, and was not within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Hi-Lo Automotive.


Purpose and Intention

     As you all know, Hi/Lo is in a precarious financial situation, with dwindling market share and mounting losses threatening to put it out of business. The management of the company has not taken any meaningful measures to improve its competitiveness. Instead of focusing on restoring reputation and returning to profitability, the company is squandering more money developing a central call station to serve all commercial garages. This venture, like the California expansion, is bound to fail simply because it does not make any business sense. If you do not agree with this prediction, a chat with a local garage manager should change your mind. The manager of the partnership has conducted an extensive investigation to identify some of the problems plaguing the company and has submitted various recommendations to the company, hoping to see some improvements in its operations. So far the management has not acted upon any of the recommendations. Clearly something must be done to stem the chilling trend.

      The partnership attempts, with your support, to replace three board members with investor friendly directors who have been nominated for this upcoming election. Also PROPOSAL S to search for a potential buyer of the company has been submitted for shareholder approval. Your proxies, if properly executed and returned, will be voted for electing these three candidates for directors and rejecting all board nominated directors on the ballot. Also an affirmative vote will be cast on PROPOSAL S. Should any special meetings were called, your proxies will be voted for candidates representing investor interest. Any additional business that may come up at these meetings will be voted with investor interest in mind. If you have any questions, please call us at (972) 570-7718

    If proxies from a majority of shareholders are received, we should be able to take control of the company, and the following plan will be implemented immediately: (a). A committee will be formed to look for a buyer of the company. (b). Concurrently, various measures will be taken to improve Hi/Lo's operations. These include improving our inadequate computer system, improving our warehouse operations, matching competitors' prices across the board, decentralizing the current management structure, and try to sell unprofitable stores to store managers or any other interested parties. We are confident that these actions should improve our bottom line so that even if we do not succeed in finding a reasonable buyer, the company should become more competitive and profitable.

Nominees Supported by Solicitor

     All three nominees for directorship who are supported by the partnership have a common commitment and understanding that, if elected, they will work vigorously toward enhancing shareholder value. They are all firm believers in the doctrine that the board should be controlled by shareholders. These nominees are:

MICHAEL A. WARD---Age 44, B.S., Business Administration, Univ. of
Kansas, 1979.   Has worked in the financial fields for 18 years,
of which 12 years has been in bankruptcy/turnaround markets. Has been a partner at Coastal Securities, Houston, Texas for 6 years. Currently holds 5000 shares of Hi/Lo common stock. If elected, will work with other board members to improve stock value by implementing various strategies.

KWANG-CHOU HWANG----Age 64, Ph.D Chem Eng., California Institute of Technology, 1965. Senior Engineering Specialist, Space and Aircraft systems, Garrett Corp., Los Angeles, 1966 to 1979. Managed real estate and securities investments, 1979 to 1997. Stockholder of Hi/Lo, 1995 to 1997, currently a beneficial owner of 9.8 % of outstanding shares. He is managing partner of Hwang Family Ltd. Partnership, Irving, TX. Committed to fight to improve shareholder value if elected.

FRED J. HWANG----Age 32, B.S. Biochem, University of Dallas, 1986, M.D. University of Texas Health Sciences, Houston, 1990. Completed Anesthesiology residency, St. Louis University Hospitals, 1994. Currently a partner at North Hills Anesthesiology Associates, Hurst, TX.. Throughout his young life, he has been a hot rod enthusiast. Motorcycles, fast cars, you name it. He is very much interested in anything mechanical, which includes auto parts. Being son of Kwang-chou Hwang, and also a beneficial owner of 42,800 shares of Hi/Lo, he vows to work for maximizing shareholder value.

Proposal Supported by Solicitor

     The proposal submitted by the patnership for voting at the Annual Stockholders' Meeting is given below:

PROPOSAL S----To form a search committee, consisting of two largest shareholders, to search for the best sale or merger deal for Hi/Lo. The committee will report its findings to the board and shareholders for final approval.

REASONS FOR PROPOSAL:

1. Hi/Lo is too small to compete in the over-competitive auto parts business. We can not even afford competent in-house personnel to maintain our electronic catalog and computer system, thus depending entirely on an outside service, which is unreliable at best. Neither can we match the prices offered by Auto-Zone, which continues to start a store next to ours and grab most of our customers.

2. The company has lost money in its entire existence. Per share year-end book value was $7.87 in 1991 and $5.50 in 1996. Positive equity has been maintained through offerings of Hi/Lo shares. The stock price has been declining steadily with no end in sight.

3. The outlook for small companies like Hi/Lo is dismal as larger and more successful companies like AutoZone and Pep Boys are all planning to expand rapidly in coming years.

4. Since there is hardly any hope for our bottom line to improve in the foreseeable future, it would seem prudent to put up the company for sale, before shareholders' equity completely disappears.



     The three nominees and Proposal S listed above may not appear on the proxy card mailed to you by the company, but do not let that bother you. This is an attempt by the management to thwart dissident shareholders' effort to prevent the company from going bankrupt. These items, according to Mr. Michael Young, are scheduled to be presented and voted on at the meeting, and the partnership will vote your proxies for these candidates and the proposal.


     Your support is crucial at this moment in time and will be greatly appreciated.




    /s/ Kwang-chou Hwang

  Kwang-chou Hwang
  Managing Partner, Hwang Family Ltd. Partnership
  Irving, TX 75062

  Tel: (972) 570-7718

               PROXY AUTHORIZATION BY SHAREHOLDERS


Th undersigned, beneficial owners of ______________shares of Hi/Lo Automotive, Inc. common stock (par value $0.o1), hereby appoint Hwang Family Ltd. Partnership of Irving, Texas as sole proxy, with full authority to vote these shares at the 1997 Annual Meeting of Hi/Lo Stockholders, or any adjourned meeting thereof, or any special meeting called thereafter.



  Date:_________________ Shareholders:_______________________

                         Signatures:__________________________